Exhibit 99.4

Sales Plan

This plan of sales is dated as of August 25, 2016 (“Sales Plan”) between Tontine Capital Partners, LP, as seller (“Seller”), and Cantor Fitzgerald & Co. (“Cantor”), as agent.

A.                                    Recitals

1.                                      This Sales Plan is entered into between Seller and Cantor as the Seller’s adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                                      Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holdings of the common stock of Patrick Industries, Inc. (the “Stock” and the “Issuer” as the case may be).

B.                                    Seller’s Representations, Warranties and Covenants

1.                                      As of the date on which Seller executed this Sales Plan, Seller was not aware of any material nonpublic information concerning the Issuer or its securities.  Seller entered into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.                                      The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition.  Such securities have been registered for resale pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by an effective Registration Statement on Form S-3 filed by the Issuer (the “Resale Shelf Registration Statement”).

3.                                      Seller agrees to complete, execute and deliver to Cantor a Seller’s representation letter dated as of the date hereof substantially in the form acceptable to Cantor prior to or upon the commencement of sales of Stock pursuant to this Sales Plan.

4.                                      The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller.

5.                                      Seller agrees that, until this Sales Plan has been terminated, it shall, upon written request from Cantor delivered to Seller from time to time, provide such information as is reasonably requested to confirm that sales under the Sales Plan are either: (a) eligible to be made pursuant to the Resale Shelf Registration Statement; or (b) in compliance with Rule 144 or Rule 145.

6.                                      Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Cantor or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while the Sales Plan is in effect.

7.                                      (a)                                 Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

(b)                                 Seller agrees that Seller shall, in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

8.                                      Seller shall maintain in Seller’s account at Cantor, or timely cause the delivery to such account of, a sufficient number of shares to cover all sales contemplated by this Sales Plan together with stock powers and other necessary transfer documentation.

9.                                      Seller agrees to notify Cantor in writing if sales under the Sales Plan cease to be eligible to be made pursuant to the Resale Shelf Registration Statement (a “Resale Shelf Suspension Event”).  During the occurrence of a Resale Shelf Suspension Event, sales under the Sales Plan shall be made pursuant to Rule 144 under the Securities Act and the following covenants shall be deemed to apply:

(a)                                 Seller agrees not to take, and agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(b)                                 Seller agrees to file Forms 144 for the sales to be effected under this Sales Plan at such times as Seller may be required or permitted by applicable law.

(c)                                  Cantor agrees to conduct all sales pursuant to this Sales Plan in accordance with whatever provisions of Rule 144 or Rule 145 are applicable, including, but not limited to, the manner of sale requirement of Rule 144 of the Securities Act, and in no event shall Cantor effect any sale if such sale would exceed the then-applicable volume limitation under Rule 144, assuming that the sales to be made by Cantor under this Sales Plan are the only sales subject to such limitation.

C.                                    Implementation of the Plan

1.                                      Seller hereby appoints Cantor to sell shares of Stock pursuant to the terms and conditions set forth below.  Subject to such terms and conditions, Cantor hereby accepts such appointment.

2.                                      Cantor is authorized to begin selling Stock pursuant to this Sales Plan commencing on September 26, 2016 and ending on the earlier of (a) May 5, 2017; (b) the date that all shares of Stock subject to this Sales Plan have been sold; (c) the date that Cantor receives notice of the commencement of any proceeding in respect of or triggered by the Seller’s bankruptcy or insolvency; and (d) the date that Cantor learns that there has been a public announcement of (i) a tender or exchange offer with respect to the Stock or (ii) a merger, acquisition, or comparable transaction affecting the securities of the Issuer as a result of which the Stock is exchanged or converted into shares of another company (the “Sales Plan Period”).

3.                                      (a)                                 Cantor is directed to sell up to an aggregate 125,000 shares of Stock during the Sales Plan Period in accordance with APPENDIX A hereto.

(b)                                 Seller understands that Cantor may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Cantor or any other event or circumstance (a “Blackout”).  Seller also understands that, even in the absence of a Blackout, Cantor may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a sale.

(c)                                  Seller agrees to direct the Issuer to notify Cantor by telephone as soon as practicable (and subsequently confirmed in writing) if, at any time during the period that this Sales Plan remains in effect, the Issuer becomes aware of a legal, regulatory or contractual restriction applicable to Seller or Seller’s affiliates (arising from any agreement entered into with or actions taken by the Issuer) that would prohibit any sale pursuant to this Sales Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities) (an “Issuer Restriction”).  In connection with the Issuer’s notice to Cantor of an Issuer Restriction, the Issuer shall indicate the anticipated duration of the restriction and shall not include any other information about the nature of the Issuer Restriction or its applicability to Seller.  Following receipt of notice of an Issuer Restriction, Cantor will cease effecting sales under this Sales Plan until notified in writing by both Seller and the Issuer that such restriction has ended.  Cantor shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice that the Issuer Restriction has ended.

4.                                      To the extent that any Stock remains in the Seller’s account after the end of, or upon termination of, this Sales Plan, Cantor agrees to return such Stock promptly to Seller’s custodian or to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller or otherwise to be put in such name as directed by Seller.

5.                                      Subject to the parameters specified in Section C(3) above (and, if applicable as provided in Section B(9)(c), subject to the manner of sale requirement of Rule 144 being satisfied), sales of the Stock may be effected, in whole or in part, on an agency basis or, if Cantor is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Cantor may, in its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

6.                                      Seller acknowledges and agrees that Seller does not have authority, influence or control over any sales of Stock effected by Cantor pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.

D.                                    Termination; Amendment

1.                                      This Sales Plan may not be terminated prior to the end of the Sales Plan Period, except:

(a)                                 upon written notice by Seller to Cantor, for any reason identified by Seller as long as such termination is made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws; and

(b)                                 upon written notice by Cantor to Seller, when Cantor, in its sole discretion, has determined that (i) it is prohibited from continuing to operate as agent hereunder by a legal, contractual or regulatory restriction applicable to Cantor or its affiliates or (ii) as a result of Cantor continuing to operate as agent hereunder, Cantor or its affiliates may be subject to risk of regulatory action that could have an adverse effect on Cantor or its affiliates.

2.                                      This Sales Plan may be amended by Seller only upon the written consent of Cantor and receipt by Cantor of a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date.  Following an amendment of this Sales Plan, sales of Stock pursuant to this Sales Plan shall be suspended for a 30-day period following the date of such amendment.  Seller agrees not to amend this Sales Plan at any time that Seller is aware of any material non-public information about the Issuer or the Stock.

E.                                    Limitation of Liability

1.                                      Notwithstanding any other provision hereof, Cantor shall not be liable to Seller for:

(a)                                 special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(b)                                 any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

2.                                      Seller has consulted with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Cantor or any person affiliated with Cantor in connection with, Seller’s adoption and implementation of this Sales Plan.

3.                                      Seller acknowledges and agrees that neither Cantor nor any of its affiliates nor any of their respective officers, employees or other representatives, in performing their obligations hereunder, is exercising any discretionary authority or discretionary control respecting management of Seller’s assets, or exercising any authority or control respecting management or disposition of Seller’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller’s assets.  Without limiting the foregoing, Seller further acknowledges and agrees that neither Cantor nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller’s assets.

4.                                      Seller hereby agrees to indemnify and hold harmless Cantor and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable attorneys’ fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Sales Plan (“Losses”), except to the extent Losses are found in a final award or judgment by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from gross negligence or willful misconduct on the part of Cantor.

F.                                    General

1.                                      Seller and Cantor acknowledge and agree that Cantor is acting as agent and custodian for Seller in connection with this Sales Plan and that Seller is a “customer” of Cantor within the meaning of Section 741(2) of Title 11 of the United States Code (the “Bankruptcy Code”).  Seller and Cantor further acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

2.                                      This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

3.                                      All notices to Seller or Cantor under this Sales Plan shall be deemed given when received and shall be given to the following persons in the manner specified by this Sales Plan.  Where the Sales Plan provides that notice shall written, such written notice may be provided by certified mail, facsimile or email (with read receipt requested).

Cantor Fitzgerald & Co.

110 East 59th Street

New York, NY 10022

Attn: Leonard Patti and Nils Horning

Telephone: (212) 829-4889

Email: nhorning@cantor.com

Tontine Capital Partners, LP

c/o Tontine Capital Management, LLC

1 Sound Shore Drive

Greenwich, CT 06830

Attn:  Jeffrey Gendell and Alberto de Brito

Telephone: (203) 769-2000

Facsimile: (203) 769-2010

Email: gendellj@tontinepartners.com, adebrito@tontinepartners.com

4.                                      Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Cantor.

5.                                      This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.                                      If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Sales Plan will continue and remain in full force and effect.

7.                                      This Sales Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  This Sales Plan may be modified or amended only by a writing signed by the parties hereto.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES, THE PARTIES HEREBY AGREE TO WAIVE TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

TONTINE CAPITAL PARTNERS, LP		CANTOR FITZGERALD & CO.

By:	Tontine Capital Management, LLC,	By:	/s/ James Bond
its general partner		Name:	James Bond
		Title:	Chief Operating Officer
By:	/s/ Jeffrey L. Gendell
Name:	Jeffrey L. Gendell
Title:	Managing Member

[Signature page to Patrick Industries, Inc. Sales Plan]

APPENDIX A

This APPENDIX A to the Sales Plan, dated August 25, 2016, between Tontine Capital Partners, LP and Cantor Fitzgerald & Co. sets forth certain terms and conditions pursuant to which Cantor shall sell shares of Stock of the Issuer under the Sales Plan. Capitalized terms used but not defined in this APPENDIX A shall have the meanings ascribed to them in the Sales Plan.

(1)                                 During the Sales Plan Period, Cantor is directed to sell up to 125,000 shares of Stock in the aggregate in the indicated amounts (the “Sales Amounts”) at the following prices (the “Sales Prices”):

(a)         50,000 shares at a Sales Price equal to or greater than [    ] per share but less than [    ] per share;

(b)         100,000 shares at a Sales Price equal to or greater than [    ] per share but less than [    ] per share, less any shares previously sold under paragraph (1)(a) hereof; and

(c)          125,000 shares at a Sales Price equal to or greater than [    ] per share, less any shares previously sold under paragraphs (1)(a) and (1)(b) hereof.

(2)                                 The Sales Prices described in paragraph (1) hereof are gross prices before deduction of commissions or mark-downs.

(3)                                 Subject to the Sales Prices in paragraph (1) hereof and the other applicable provisions of the Sales Plan, Cantor shall sell the Sales Amounts under ordinary principles of best execution.

The Sales Amounts and the Sales Prices shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Stock that occurs from the date hereof until the end of the Sales Plan Period.

[Sales Prices have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the Sales Prices.]